================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. __ )*


                           ISIS PHARMACEUTICALS, INC.
                           --------------------------
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                    ----------------------------------------
                         (Title of Class of Securities)


                                    464330109
                                    ---------
                                 (CUSIP Number)


                               SEPTEMBER 27, 2007
                               ------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [_] Rule 13d-1(b)
        [X] Rule 13d-1(c)
        [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (continued on following pages)

================================================================================

CUSIP NO. 464330109               Schedule 13G                     Page 2 of 18
          ---------

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON               Symphony Capital Partners, L.P.
        S.S OR I.R.S. IDENTIFICATION
        NOS. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)  [_]
                                                                (b)  [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       4,552,471
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    4,552,471
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,552,471
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

CUSIP NO. 464330109               Schedule 13G                     Page 3 of 18
          ---------

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON                   Symphony Capital GP, L.P.
        S.S OR I.R.S. IDENTIFICATION
        NOS. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)  [_]
                                                                (b)  [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       4,552,471
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    4,552,471
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,552,471
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

CUSIP NO. 464330109               Schedule 13G                     Page 4 of 18
          ---------

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON                       Symphony GP, LLC
        S.S OR I.R.S. IDENTIFICATION
        NOS. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)  [_]
                                                                (b)  [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       4,552,471
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    4,552,471
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,552,471
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

CUSIP NO. 464330109               Schedule 13G                     Page 5 of 18
          ---------

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON              Symphony Strategic Partners, LLC
        S.S OR I.R.S. IDENTIFICATION
        NOS. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)  [_]
                                                                (b)  [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       247,475
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    247,475
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        247,475
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.3%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

CUSIP NO. 464330109               Schedule 13G                     Page 6 of 18
          ---------

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON                       Mark Kessel
        S.S OR I.R.S. IDENTIFICATION
        NOS. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)  [_]
                                                                (b)  [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       -0-
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        4,799,946
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    -0-
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             4,799,946
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,799,946
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.4%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

CUSIP NO. 464330109               Schedule 13G                     Page 7 of 18
          ---------

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON                       Harri V. Taranto
        S.S OR I.R.S. IDENTIFICATION
        NOS. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)  [_]
                                                                (b)  [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       -0-
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        4,799,946
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    -0-
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             4,799,946
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,799,946
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.4%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

CUSIP NO. 464330109               Schedule 13G                     Page 8 of 18
          ---------


Item 1.     (a)     NAME OF ISSUER

                    Isis Pharmaceuticals, Inc. (the "Company").

            (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                    1896 Rutherford Road, Carlsbad, California 92008.

Item 2.     (a)     NAMES OF PERSONS FILING

                            This  Statement  is being filed on behalf of each of
                    the  following   persons   (collectively,   the   "Reporting
                    Persons")

                    (i)     Symphony Capital Partners, L.P. ("SCP")

                    (ii)    Symphony Capital GP, L.P. ("Symphony Capital GP")

                    (iii)   Symphony GP, LLC ("Symphony GP")

                    (iv)    Symphony Strategic Partners, LLC ("SSP")

                    (v)     Mark Kessel

                    (vi)    Harri V. Taranto

CUSIP NO. 464330109               Schedule 13G                     Page 9 of 18
          ---------


            (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE

                    The address of the principal business offices of the Reporting Persons is 875 Third Avenue, 18th Floor, New York, NY 10022

            (c)     CITIZENSHIP

                    (i)     SCP - a Delaware limited partnership

                    (ii)    Symphony Capital GP - a Delaware limited partnership

                    (iii)   Symphony GP - a Delaware limited liability company

                    (iv)    SSP - a Delaware limited liability company

                    (v)     Mark Kessel - a citizen of the United States

                    (vi)    Harri V.  Taranto - a citizen of the  United  States

            (d)     TITLE OF CLASS OF SECURITIES

                    Common Stock, par value $0.001 per share (the "Common Stock" or "Shares")

            (e)     CUSIP NUMBER

                    464330109

CUSIP NO. 464330109               Schedule 13G                     Page 10 of 18
          ---------


Item 3. This statement is not being filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

Item 4.     OWNERSHIP.

            (a) (i) Each of SCP, Symphony Capital GP and Symphony GP may be deemed to beneficially own an aggregate of 4,552,471 Shares (including 2,535,689 Shares issuable upon exercise of currently exercisable warrants).

                    (ii) SSP may be deemed to beneficially own an aggregate of 247,475 Shares (including 137,842 Shares issuable upon exercise of currently exercisable warrants).

                    (iii) Each of Mark Kessel and Harri V. Taranto may be deemed to beneficially own an aggregate of 4,799,946 Shares (including 2,673,531 Shares issuable upon exercise of currently exercisable warrants).

            (b) Based on calculations made in accordance with Rule 13d-3(d), and there being 86,174,309 Shares outstanding after giving effect to the issuance of 3,383,651 Shares on September 27, 2007, (i) each of SCP, Symphony Capital GP and Symphony GP may be deemed to own approximately 5.1% of the outstanding Common Stock, (ii) SSP may be deemed to own approximately 0.3% of the outstanding Common Stock, and (iii) each of Mark Kessel and Harri V. Taranto may be deemed to beneficially own approximately 5.4% of the outstanding Common Stock.

            (c) (i) Each of SCP, Symphony Capital GP, Symphony GP may be deemed to have sole power to direct the voting and disposition of 4,552,471 Shares (including 2,535,689 Shares issuable upon exercise of currently exercisable warrants).

                    (ii) SSP may be deemed to have sole power to direct the voting and disposition of 247,475 Shares (including 137,842 Shares issuable upon exercise of currently exercisable warrants).

                    (iii) Each of Mark Kessel and Harri V. Taranto may be deemed to have shared power to direct the voting and disposition of 4,799,946 Shares (including 2,673,531 Shares issuable upon
                    exercise  of  currently  exercisable   warrants).

Item  5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable.

CUSIP NO. 464330109               Schedule 13G                     Page 11 of 18
          ---------


Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            See Item 2.

Item 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

Item 10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP NO. 464330109               Schedule 13G                     Page 12 of 18
          ---------


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of October 4, 2007

                                    SYMPHONY CAPITAL PARTNERS, L.P.

                                    By:  Symphony Capital GP, L.P.
                                         its general partner

                                    By:  Symphony GP, LLC
                                         its general partner


                                    By:  /s/ Mark Kessel
                                         --------------------------------
                                         Name:  Mark Kessel
                                         Title: Managing Member



                                    SYMPHONY STRATEGIC PARTNERS, LLC


                                    By:  /s/ Mark Kessel
                                         --------------------------------
                                         Name:  Mark Kessel
                                         Title: Managing Member

CUSIP NO. 464330109               Schedule 13G                     Page 13 of 18
          ---------



                                    SYMPHONY CAPITAL GP, L.P.

                                    By:  Symphony GP, LLC
                                         its general partner


                                    By:  /s/ Mark Kessel
                                         --------------------------------
                                         Name:  Mark Kessel
                                         Title: Managing Member



                                    SYMPHONY GP, LLC


                                    By:  /s/ Mark Kessel
                                         --------------------------------
                                         Name:  Mark Kessel
                                         Title: Managing Member

CUSIP NO. 464330109               Schedule 13G                     Page 14 of 18
          ---------


                                   MARK KESSEL


                                    By:  /s/ Mark Kessel
                                         --------------------------------
                                         Name:  Mark Kessel
                                         Title: Managing Member



                                    HARRI V. TARANTO


                                    By:  /s/ Harri V. Tarranto
                                         --------------------------------
                                         Name:  Harri V. Taranto
                                         Title: Managing Member

                                  EXHIBIT INDEX


Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

                                                                      EXHIBIT 1
                                                                      ---------



               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of October 4, 2007

                                    SYMPHONY CAPITAL PARTNERS, L.P.

                                    By:  Symphony Capital GP, L.P.
                                         its general partner

                                    By:  Symphony GP, LLC
                                         its general partner


                                    By:  /s/ Mark Kessel
                                         --------------------------------
                                         Name:  Mark Kessel
                                         Title: Managing Member


                                    SYMPHONY STRATEGIC PARTNERS, LLC


                                    By:  /s/ Mark Kessel
                                         --------------------------------
                                         Name:  Mark Kessel
                                         Title: Managing Member

                                    SYMPHONY CAPITAL GP, L.P.

                                    By:  Symphony GP, LLC
                                         its general partner


                                    By:  /s/ Mark Kessel
                                         --------------------------------
                                         Name:  Mark Kessel
                                         Title: Managing Member



                                    SYMPHONY GP, LLC


                                    By:  /s/ Mark Kessel
                                         --------------------------------
                                         Name:  Mark Kessel
                                         Title: Managing Member

                                   MARK KESSEL


                                    By:  /s/ Mark Kessel
                                         --------------------------------
                                         Name:  Mark Kessel
                                         Title: Managing Member



                                    HARRI V. TARANTO


                                    By:  /s/ Harri V. Tarranto
                                         --------------------------------
                                         Name:  Harri V. Taranto
                                         Title: Managing Member